UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

September 4, 2007
Date of Report (Date of earliest event reported)

NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26670	51-0366422
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number )	Identification No.)

20200 Sunburst Street, Chatsworth, California 91311
(Address of principal executive offices) (Zip Code)

(818) 734-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

North American Scientific, Inc. (the “Company”) has appointed Troy A. Barring Senior Vice President and Chief Operating Officer, effective September 4, 2007. Mr. Barring will be responsible for operations and research and development in the Company’s Radiation Sources business. He will report to John B. Rush, President and Chief Executive Officer of the Company.

In connection with his appointment, Mr. Barring was granted options to purchase up to 439,470 shares of the Company’s common stock, subject to upward adjustment under certain circumstances, and options to purchase up to an additional 60,000 shares of the Company’s common stock. The options will vest over four years beginning on the first anniversary of the grant date. Mr. Barring’s compensation will consist of annual salary of $250,000 and an annual bonus under the Company’s Senior Management Bonus Plan. Mr. Barring’s employment may be terminated at any time with or without cause. If the Company were to terminate Mr. Barring’s employment without cause, he would be eligible for six months of salary as severance pay.

Mr. Barring, 44, has served since 2001 in a number of positions with Biosense Webster, a Division of Johnson and Johnson, including Vice President, World Wide Services, Vice President of Operations, and Senior Vice President of Research and Development and Operations. Mr. Barring has over 13 years of management experience in the medical device sector, with a background in manufacturing, operations, and research and development at such companies as Scimed Life Systems, a Division of Boston Scientific, and Sorin Biomedical. Mr. Barring received a B.S. in Mechanical Engineering from the United States Military Academy at West Point, and an Executive M.B.A. from Pepperdine University.

Item 8.01	Other Events.

On September 7, 2007, the Company issued a press release announcing Mr. Barring’s appointment as Senior Vice President and Chief Operating Officer. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

Exhibit 99.1	Press release dated September 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN SCIENTIFIC, INC.

Date: September 10, 2007	By: /s/John B. Rush
Name: John B. Rush
Title: President and Chief Executive Officer